UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EURONET WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EURONET WORLDWIDE, INC.

4601 COLLEGE BOULEVARD

SUITE 300

LEAWOOD, KANSAS 66211

913-327-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2003

Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” “we” or “us”), will hold the Annual Meeting of our Stockholders on Wednesday, May 28, 2003 at 2:00 p.m. (Central time), at our offices at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211, for the following purposes:

1.	To elect three directors, each to serve a three-year term expiring upon the 2006 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

2.	To approve the Euronet Worldwide, Inc. 2003 Employee Stock Purchase Plan.

3.	To ratify the appointment of KPMG as Euronet’s independent auditors for the year ending December 31, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on April 1, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment of the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board,

Jeffrey B. Newman

Executive Vice President,

General Counsel and Secretary

April 25, 2003

EURONET WORLDWIDE, INC.

4601 COLLEGE BOULEVARD

SUITE 300

LEAWOOD, KANSAS 66211

913-327-4200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2003

DATE, TIME AND PLACE OF MEETING

Euronet Worldwide, Inc. (“Euronet,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the annual meeting of stockholders to be held on Wednesday, May 28, 2003, at 2:00 p.m. (Central time), at our offices at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 and at any adjournment of the meeting (the “Annual Meeting”).

Record Date; Outstanding Shares

Stockholders at the close of business on April 1, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the outstanding shares of Common Stock must be represented by proxy or in person at the Annual Meeting. On February 28, 2003 there were 26,473,206 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Date of Mailing

We are first sending this proxy statement, the accompanying proxy and our annual report to stockholders for the year ended December 31, 2002 (the “Annual Report”) to stockholders on or about April 25, 2003.

Stockholder Proposals for the 2004 Annual Meeting

We must receive any proposal of a stockholder to be presented at our annual meeting of stockholders in 2004, including the nomination of persons to serve on the Board, not later than December 27, 2003 for us to include it in the proxy materials for that meeting. Any proposal of a stockholder to be presented at our annual meeting of stockholders in 2004 which is not intended to be included in our proxy materials must be received not later than January 26, 2004 to be considered timely. We reserve the right to exercise discretionary voting authority on the proposal if a stockholder has failed to submit the proposal by January 26, 2004. Stockholders submitting proposals should submit them in writing and direct them to Euronet’s secretary at our principal executive offices via certified mail, return receipt requested, to ensure timely delivery. We did not receive any stockholder proposals with respect to the Annual Meeting scheduled for May 28, 2003.

REVOCABILITY OF PROXIES

Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the judge of elections appointed for the Annual Meeting. We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum and also as shares entitled to vote at the Annual Meeting (the “Votes Cast”). We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum. Abstentions will count in determining the total number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore, will have the same effect as a vote against such a proposal. Broker non-votes will not count in determining the number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore, will not affect the outcome of the voting on such a proposal.

PERSONS MAKING THE SOLICITATION

Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO JEFFREY B. NEWMAN AT OUR ADDRESS SET FORTH ABOVE. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on February 28, 2003, we had 26,473,206 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 28, 2003, by (i) each Euronet Director, nominees for Director and Named Executive Officer, (ii) all Euronet Directors, nominees for Director and Executive Officers as a group and (iii) each stockholder known by Euronet to own beneficially more than 5% of our Common Stock.

	Beneficial Ownership
Stockholder	Number of Shares(1)	Percent of Outstanding(1)
Directors, Named Executive Officers and Nominee for Director
Michael J. Brown(2)	3,238,278	12.2%
Daniel R. Henry(3)	868,083	3.3%
Jeffrey B. Newman(4)	120,791	*
Miro I. Bergman(5)	116,165	*
James P. Jerome(6)	37,800	*
M. Jeannine Strandjord(7)	12,834	*
Thomas A. McDonnell(8)	6,334	*
Dr. Andrzej Olechowski(9)	11,600	*
Eriberto R. Scocimara(10)	667	*
Paul S. Althasen	652,710	2.5%

All Directors, Nominees for Director and Executive Officers as a Group (11 persons)	5,065,262	19.1%
Five Percent Holders
DST Systems, Inc. 333 West 11th Street Kansas City, Missouri 64105-1594	1,854,597	7.0%
Poland Partners L.P. c/o Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801	1,569,446	5.9%
Waddell & Reed (11) 6300 Lamar Avenue Overland Park, Kansas 66202	1,911,600	7.2%
Janus Capital (12) 100 Filmore Street Denver, Colorado 80206-4923	1,742,940	6.6%

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)	Calculation of percentage of beneficial ownership assumes the exercise by only the respective named stockholder of all options for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of February 28, 2003.

(2)	Includes 635,856 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 28, 2003.

(3)	Includes 695,795 shares of Common Stock issuable pursuant to options (including Milestone Options) exercisable within 60 days of February 28, 2003.

(4)	Includes 66,340 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003. Also includes 14,451 shares beneficially owned pursuant to a Loan Agreement program

(the “Loan Program”) implemented in October 1999 pursuant to which Euronet loaned sums to the employee in order to purchase shares of Common Stock on the open market. See “Certain Relationships and Related Transactions — Outstanding Loans to Executives.”

(5)	Includes 9,971 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003. Also includes 22,194 shares of Common Stock beneficially owned pursuant to the Loan Program.

(6)	Includes 37,800 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003.

(7)	Includes 3,334 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003.

(8)	Includes 6,334 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003. Thomas A. McDonnell is also the President of DST Systems, Inc., which beneficially owns 1,854,597 shares of Common Stock, but Mr. McDonnell disclaims ownership of these shares.

(9)	Includes 11,600 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003.

(10)	Includes 667 shares of Common Stock issuable pursuant to options exercisable within 60 days of February 28, 2003. These options were granted to Mr. Scocimara in consideration of his services as a director, but all of these options have been assigned to the Hungarian American Enterprise Fund (“HAEF”), of which Mr. Scocimara is the President and Chief Executive Officer. The assignment of options is made in accordance with U.S. government policies applicable to HAEF, with is a government sponsored investment fund. HAEF also beneficially owns 120,000 shares of Common Stock, but Mr. Scocimara disclaims ownership of these shares.

(11)	As reported in a Schedule 13G dated December 31, 2002, Waddell & Reed Ivy Investment Company and Waddell & Reed Investment Management Company advise or sub-advise one or more open–end investment companies or managed accounts that own the securities reported here.

(12)	As reported in a Schedule 13G dated December 31, 2002, Janus Capital Management LLC advises or sub-advises one or more investment companies or individual or institutional clients that own the securities reported here.

ELECTION OF DIRECTORS

Our Directors, nominees for Director and Executive Officers are as follows:

Name	Age	Position
Directors
Michael J. Brown	46	Chairman, Chief Executive Officer and Director
Daniel R. Henry	37	President, Chief Operating Officer and Director
Thomas A. McDonnell(1)(2)	53	Director
Dr. Andrzej Olechowski(1)(3)	55	Director
Eriberto R. Scocimara(1)(2)	67	Director
M. Jeannine Strandjord(1)(2)	57	Director

Nominee for Director
Paul Althasen	39	Nominee for Director

Executive Officers
Kendall D. Coyne	47	Chief Financial Officer until November 22, 2002 (4)
Rick L. Weller	45	Chief Financial Officer after November 22, 2002 (5)
Jeffrey B. Newman	48	Executive Vice President, General Counsel
James P. Jerome	45	Executive Vice President, Managing Director Software
Miro I. Bergman	40	Executive Vice President, EMEA General Manager

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Audit Committee until September 12, 2002

(4)	Mr. Coyne was Chief Financial Officer until November 22, 2002

(5)	Mr. Weller was appointed Chief Financial Officer on November 22, 2002

Classified Board

We currently have six directors divided among three classes as follows: Class I—Michael J. Brown and M. Jeannine Strandjord; Class II—Eriberto R. Scocimara and Dr. Andrzej Olechowski; and Class III—Thomas A. McDonnell and Daniel R. Henry.

On March 6, 2003, the Board expanded the Board to seven members in order to nominate Paul Althasen, co-founder of e-pay Ltd., a company we acquired on February 19, 2003, for election to the Board as a Class III director.

Mr. Brown and Mr. Henry are employee directors. If elected, Mr. Althasen will also be an employee director. The remaining four directors are independent directors as defined in the listing standards for the Nasdaq National Market.

Three Class III directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2006. The Board has nominated Thomas A. McDonnell, Daniel R. Henry and Paul Althasen for election as Class III directors. Unless otherwise instructed, the proxy holders will vote the proxies received for Thomas A. McDonnell, Daniel R. Henry and Paul Althasen. If Mr. McDonnell, Mr. Henry or Mr. Althasen is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any alternative nominees who shall be designated by the present Board to fill the vacancy. We are not aware of any reason that Mr. McDonnell, Mr. Henry or Mr. Althasen will be unable or will decline to serve as a director.

The three candidates for election as directors who receive the highest number of affirmative votes by the holders of shares present and entitled to be voted at the Annual Meeting will be elected.

The following information relates to the nominees indicated above and to our other directors whose terms of office will extend beyond 2003. All directors have held their present positions for at least five years, except as otherwise indicated.

Name of Director or Nominee	Current Term Expires
Michael J. Brown	2004
M. Jeannine Strandjord	2004
Dr. Andrzej Olechowski	2005
Eriberto Scocimara	2005
Thomas A. McDonnell*	2006
Daniel R. Henry*	2006
Paul S. Althasen*	2006

*	If elected at the Annual Meeting.

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc., a stockholder of Euronet. Since October 1984 he has served as Chief Executive Officer and since January 1973 (except for a 30 month period from October 1984 to April 1987) he has served as President of DST Systems, Inc. He is currently a director of DST Systems, Inc., BHA Group

Holdings, Inc., Computer Science Corporation, Commerce Bancshares, Inc., Garmin Ltd., Blue Valley Bank Corp. and Kansas City Southern. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

DANIEL R. HENRY founded the predecessor of Euronet with Michael Brown in 1994 and is serving as our President and Chief Operating Officer. Mr. Henry oversees Euronet’s daily operations, including our overseas subsidiaries, and is responsible for our expansion into new markets. Prior to joining us, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premier office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri—Columbia in 1988. Mr. Henry has been a Director of Euronet since our incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Mr. Henry is married to the sister of the wife of Michael J. Brown, the Chief Executive Officer of Euronet.

PAUL S. ALTHASEN currently serves as Executive Vice President and Joint Managing Director of e-pay Ltd. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay. Mr. Althasen is a co-founder and former CEO of e-pay, where he was responsible for the strategic direction of the company since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the U.K. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies.

The Board recommends that stockholders vote “FOR” election of Thomas A. McDonnell, Daniel R. Henry and Paul Althasen as Class III directors of Euronet.

Other Directors

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chief Executive Officer since 1994. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged with Informix in 1988. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Mr. Brown received a B.S. in Electrical Engineering from the University of Missouri—Columbia in 1979 and a M.S. in Molecular and Cellular Biology at the University of Missouri—Kansas City in 1996. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. Mr. Brown is married to the sister of the wife of Daniel R. Henry, the President and Chief Operating Officer of Euronet.

M. JEANNINE STRANDJORD has served on our Board since March 26, 2001. Since November 1998, Ms. Strandjord has been Senior Vice President of Financial Services of Sprint Corporation (“Sprint”), with responsibility for billing, accounting, budgeting, financial policy, financial systems, operational analysis, receivables management and decision support. From 1990 to November 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. From 1986 to 1990, she served as Vice President and Controller of Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President of Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy’s Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor’s degree in accounting and business administration from the University of Kansas and is a certified public accountant. She is a member of the boards of American Century Mutual Funds and DST Systems, Inc., a stockholder of Euronet.

DR. ANDRZEJ OLECHOWSKI served as a Director of Euronet since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until his resignation in May 2000. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations

and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. At present Dr. Olechowski is with Central Europe Trust, Poland, a consulting firm. Former Chairman of Bank Handlowy, Dr. Olechowski sits on the International Advisory Board of Textron and boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that is funded by the U.S. government and invests in Hungary. HAEF is a stockholder of Euronet. Since 1984 he has been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of HAEF, Carlisle Companies, Roper Industries, Quaker Fabrics and several privately owned companies. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements between Euronet and Paul S. Althasen

Paul S. Althasen, who has been nominated as a candidate for election to the Board at the Annual Meeting, is a former shareholder of e-pay Ltd. which we purchased on February 19, 2003. The terms of the e-pay transaction are included in a Stock Purchase Agreement dated February 19, 2003 (the “Purchase Agreement”) that has been filed with the U.S. Securities and Exchange Commission (“SEC”). This transaction is also described in our annual report for 2002, which is being sent to Euronet’s stockholders at the same time as these proxy materials, and in other filings we have made with the SEC. As part of that transaction, Mr. Althasen sold 159,219 “B” shares of e-pay (representing 20.62% of the total outstanding e-pay shares) to our company and received a total purchase price of 9,821,597 UK pounds ($15,714,555 at an exchange rate of $1.60 per pound), payable in four separate elements:

•	3,563,771 UK pounds ($5,702,033) paid in cash at closing on February 19, 2003;

•	3,107,335 UK pounds ($4,971,736) by issuance of 652,710 shares of Common Stock. These shares were issued at closing pursuant to an exemption from registration under the Securities Act of 1933, but we have agreed to file with the SEC a registration statement covering these shares which is to become effective by February 19, 2004 (or earlier if we require the conversion of certain notes into Common Stock as described below).

•	1,078,935 UK pounds ($1,726,296) in deferred payments, to be made on a quarterly basis out of defined cash flow of e-pay, as provided in the Purchase Agreement; and

•	2,071,556 UK pounds ($3,231,627) by issuance of a promissory note with a maturity date of February 19, 2005, which bears interest, payable quarterly, at a rate of 7% per annum. This note is convertible at the option of Mr. Althasen into Common Stock at any time, at a conversion price of $11.43 per share. We are entitled to require Mr. Althasen to convert the note into Common Stock if our stock price on the Nasdaq National Market remains at or above $15.71 for a period of thirty consecutive trading days.

Exercise of Warrants Issued under Credit Facility Agreement

During 2002, our CEO, Michael Brown, exercised warrants that were originally issued as consideration for providing credit under a Credit Facility Agreement executed in June 2000 (the “Credit Agreement”). Under the Credit Agreement, Mr. Brown provided $600,000 of credit. Warrants were issued to Mr. Brown in consideration of (i) the original execution of the Credit Agreement, (ii) the draw down of funds under the Credit Agreement and (iii) two extensions of the term of the Credit Agreement. Under the Credit Agreement, the exercise price of the warrants was 90% of a 20-day average price of our Common Stock on the Nasdaq National Market (the “Average Price”), provided that the price of the warrants could be no less than the full trading price of our Common Stock on Nasdaq as of the date of the agreement providing for grant of the warrants, with the amount of the discount that would have resulted from the application of the Average Price being paid to Mr. Brown in cash. Under this Agreement, Mr. Brown was issued an aggregate of 69,000 warrants with the following exercise prices: 15,000 warrants at $4.12; 15,000 warrants at $8.25; 15,000 warrants at $9.00; and 24,000 warrants at $7.05. All loans made under the Credit Agreement were repaid on March 21, 2002. Mr. Brown exercised all of the warrants issued to him on April 25, 2002.

Repayment of Loans to Executives

In December 2002, two loans that had been outstanding to Mr. Newman, Executive Vice President and General Counsel, and Mr. Henry, President and COO, respectively, were repaid using bonuses paid to these executives by Euronet. The loan to Mr. Newman was originally made in October 1998 in the amount of $35,000 and the loan to Mr. Henry was originally made in November 1997 in the amount of $49,500. The bonuses paid to these executives are included in the compensation reported as having been paid in these proxy materials under the Section entitled “Executive Compensation.”

Outstanding Loans to Executives

We have made loans in the amount of $73,000 and $47,500, respectively, to Mr. Bergman, our Executive Vice President and Mr. Newman, our Executive Vice President and General Counsel, under a Loan Agreement Program implemented in October 1999 pursuant to which Euronet loaned sums to Mr. Newman and Mr. Bergman in order to purchase shares of Common Stock on the open market. These are non-recourse, non-interest bearing loans with a maturity date of July 30, 2004. Mr. Bergman and Mr. Newman have used the proceeds to purchase 22,194 and 14,451 shares, respectively, of our Common Stock that have been pledged to secure the loans. These loans are currently outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of copies of reports available to us, during 2002, our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during the year 2002, except that a Form 3 relating to the appointment of Dr. Andrzej Olechowski as a director, which should have been filed within 10 days of Dr. Olechowski’s appointment as a director on May 8, 2002 was filed on September 27, 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held five meetings (including one telephonic meeting) during 2002. Each director attended at least 75% of the aggregate of the total number of meetings of the Board held (during the period for which he or she was a director) and the total number of meetings held by all Board committees on which he or she served (during the periods for which he or she was a member). The Board has a standing Audit Committee and a standing Compensation Committee. The Board does not have a standing nominating committee.

Audit Committee

The Audit Committee of the Board met four times in 2002. The Audit Committee has oversight responsibilities with respect to our financial audit and reporting process, system of internal controls and processes for monitoring compliance with law. The Committee is also responsible for maintaining open communication among the Committee, management and our outside auditors. However, the Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and the outside auditors.

Thomas A. McDonnell, M. Jeannine Strandjord and Eriberto Scocimara are the current members of the Audit Committee. Dr. Andrzej Olechowski was a member but resigned from the Audit Committee on September

12, 2002, while remaining on the Board. Each member of the Audit Committee during the year 2002 was, and each current member is, “independent” under the listing standards of the Nasdaq National Market.

The Audit Committee performs its oversight functions and responsibilities pursuant to a written charter adopted by our Board.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management Euronet’s audited financial statements for the fiscal year ended December 31, 2002. The Audit Committee has also discussed with KPMG Polska Sp. zo.o (“KPMG”), our independent auditors, all matters required by generally accepted auditing standards to be discussed, including the matters required to be discussed by Statement on Accounting Standards No. 61, as amended, “Communications with Audit Committees.” The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence.

Based on this review and these discussions, and consistent with the Audit Committee’s roles and responsibilities described above and in the Committee’s charter, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

Audit Committee

Thomas A. McDonnell

M. Jeannine Strandjord

Eriberto Scocimara

Compensation Committee

The Compensation Committee, which is comprised solely of our independent directors, met once in 2002 to review and approve the compensation levels of our executives. In addition, the full Board dealt with staffing and executive compensation matters throughout the year, with the management board members recusing themselves with respect to decisions regarding management compensation. The Compensation Committee makes determinations with respect to salaries and bonuses payable to our executive officers. Thomas A. McDonnell, M. Jeannine Strandjord, Dr. Andrzej Olechowski and Eriberto Scocimara are the current members of the Compensation Committee.

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board in September 2002.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. McDonnell, Scocimara and Olechowski, and Ms. Strandjord. All of the members of the Compensation Committee during 2002 were independent directors and none of them were employees or former employees of Euronet. During 2002, no Euronet executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Euronet’s Compensation Committee or Board of Directors. No member of the Compensation Committee had relationships, or engaged in transactions, with Euronet during 2002 of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Compensation of Directors

We pay each director a fee of $3,000 for each Board meeting attended in person, $1,000 for each telephonic Board meeting attended and $1,000 for participation in a Committee meeting. In addition, we grant each director an option to purchase 10,000 shares of our Common Stock upon appointment to the Board and an option to purchase 10,000 shares for each year of service as a director. These options have a three-year vesting period and an exercise price that is equal to the closing trading price of our Common Stock on the Nasdaq National Market on the date of the grant. We also reimburse directors for out-of-pocket expenses incurred in connection with the directors’ attendance at meetings.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation awarded or paid by us to our Chief Executive Officer and to the four other most highly compensated of our executive officers whose total annual salary and bonus equaled or exceeded $100,000 during the year ended December 31, 2002 (the “Named Executive Officers”) for the periods indicated:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Period	Salary($)	Bonus($)		Other Annual Compensation		Securities Underlying Options/ SARS(#)	All Other Compensation(1)
Michael J. Brown	2002	200,000	—		—		165,000	5.500
Chairman and Chief	2001	58,333	40,000	(2)	—		30,000	1,750
Executive Officer	2000	150,000	—		—		—	9,000

Daniel R. Henry	2002	175,000	81,430	(3)	—		165,000	5,500
President and	2001	161,875	35,000	(2)	—		30,000	—
Chief Operating Officer	2000	171,135	—		—		—	10,200

Miro I. Bergman	2002	210,000	50,000		75,923	(4)	120,000	5,500
Managing Director	2001	206,250	39,375	(2)	18,000	(5)	37,500	5,250
EMEA	2000	187,848	60,000		18,000	(5)	—	9,470

Jeffrey B. Newman	2002	205,000	56,812	(6)	35,533	(7)	71,400	5,500
Executive Vice President and	2001	201,250	15,375	(2)	36,853	(7)	19,200	—
General Counsel	2000	190,000	20,000		47,000	(7)	10,000	—

James P. Jerome	2002	165,000	43,897		—		75,000	5,500
Executive Vice President	2001	157,000	24,750		—		35,000	—
Software Solutions	2000	128,750	20,000		—		10,000	—

(1)	“All Other Compensation” includes Euronet’s matching contributions under 401(k) savings plans for the named employees.
(2)	These bonuses were awarded in March 2002 with respect to overall corporate performance for 2001 and were reported in the proxy materials for our 2002 annual meeting. They were reduced on payment to the individuals concerned during 2002 due to the failure of Euronet to meet certain required targets for continued improvement in financial performance. The original amount of the bonus and the amounts of the final payment were as follows:
	Original Bonus	Amount Paid
Michael J. Brown	80,000	40,000
Daniel R. Henry	70,000	35,000
Miro I Bergman	52,500	39,375
Jeffrey B. Newman	20,500	15,375
(3)	Includes a bonus of $49,500 paid in December 2002 that was used to repay a loan of equal amount outstanding to Euronet.
(4)	Includes $57,923 paid for reimbursement of the difference between 2001 taxes payable on Mr. Bergman’s salary in Hungary and the amount that would have been payable if Mr. Bergman resided in the United States, and an $18,000 housing allowance.
(5)	Housing allowance.
(6)	Includes a bonus of $35,000 paid in December 2002 that was used to repay a loan of equal amount outstanding to Euronet.
(7)	Reimbursement of tuition paid for attendance of Mr. Newman’s children at American schools abroad and (for 2000 only) travel allowance.

Option Grants in Last Fiscal Year

The following table provides certain information concerning options granted to our Named Executive Officers during the year ended December 31, 2002. All the options described below were granted under either the 1998 Euronet Stock Option Plan or the 2002 Stock Incentive Plan.

Individual Grants

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5%	10%
Michael J. Brown	20,000	(2)	1.2%	$17.66	May 8, 2012	222,126	562,910
	120,000	(3)	7.0%	$5.00	October 14, 2012	377,337	956,245
	25,000	(2)	1.5%	$5.90	November 22, 2012	92,762	235,077

Daniel R. Henry	20,000	(2)	1.2%	$17.66	May 8, 2012	222,126	562,910
	110,000	(3)	6.4%	$5.00	October 14, 2012	345,892	876,558
	25,000	(2)	1.5%	$5.90	November 22, 2012	92,762	235,077
Jeffery B. Newman	5,700	(2)	0.3%	$17.66	May 8, 2012	63,306	160,429
	5,700	(4)	0.3%	$17.66	May 8, 2012	63,306	160,429
	40,000	(3)	2.3%	$5.00	October 14, 2012	125,779	318,748
	20,000	(2)	1.2%	$5.90	November 22, 2012	74,210	188,062
Miro I. Bergman	60,000	(4)	3.5%	$17.66	May 8, 2012	666,377	1,688,730
	10,000	(2)	0.6%	$17.66	May 8, 2012	111,063	281,455
	30,000	(4)	1.7%	$5.90	November 22, 2012	111,314	282,092
	20,000	(2)	1.2%	$5.90	November 22, 2012	74,210	188,062
James P. Jerome	30,000	(4)	1.7%	$17.66	May 8, 2012	333,188	844,365
	10,000	(2)	0.6%	$17.66	May 8, 2012	111,063	281,455
	15,000	(4)	0.9%	$5.90	November 22, 2012	55,657	141,046
	20,000	(2)	1.2%	$5.90	November 22, 2012	74,210	188,062

(1)	Potential realizable value is based on the assumption that the shares appreciate at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based upon the requirements promulgated by the SEC and do not reflect any estimate by us of future price increases.

(2)	“Target vest” options, which vest on the fifth anniversary of the date of grant, but with vesting accelerated such that it occurs immediately if Euronet meets certain annual financial targets that are defined in the option grant.

(3)	“Matching grant” options, which were granted based upon the acquisition by the executive of our Common Stock. Options vest on the third anniversary of the date of grant, provided that the executive has held the stock acquired for the entire three-year period.

(4)	Options vest over a five-year period, in one-fifth installments per year, commencing on the first anniversary of the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning options exercised by the Named Executive Officers during the year ended December 31, 2002 and options held by such individuals at December 31, 2002.

Name	Shares Acquired on Exercise	Value Realized$(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Brown	206,542	584,121	653,856	185,000	3,474,107	341,450
Daniel R. Henry	110,000	1,245,500	745,795	185,000	4,248,655	321,950
Jeffrey B. Newman	40,000	482,600	66,340	87,960	116,159	147,700
Miro I. Bergman	—	—	93,971	143,000	106,847	85,405
James P. Jerome	—	—	34,000	112,200	67,740	71,450

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

(2)	Market value of underlying securities on December 31, 2002 ($7.51), minus the exercise price of in-the-money options.

Employment Agreements

Mr. Brown serves as our Chief Executive Officer and Chairman of the Board pursuant to an employment agreement dated December 17, 1996. The term of this agreement expired on December 17, 2001, but it was automatically renewed on that date for an additional period of two years, until December 17, 2003. Under the terms of his agreement, Mr. Brown’s salary for 1997 was $100,000, subject to annual review and adjustments by the Board. His salary was increased to $200,000 per year effective July 1, 1998 and remained at that level until September 2000, when Mr. Brown volunteered to reduce his salary. His salary was restored to its full amount as of October 1, 2001. We reimburse Mr. Brown for all reasonable and proper business expenses incurred by him in the performance of his duties under the agreement. The terms of the agreement also provide that Mr. Brown will be entitled to fringe benefits and perquisites comparable to those provided to any or all of our senior officers. If we terminate Mr. Brown’s employment for certain reasons, including serious misconduct, dishonesty or breach of the agreement (referred to in the agreement as “Cause”), or if Mr. Brown voluntarily terminates employment with us, he will be entitled to receive all compensation, benefits and reimbursable expenses accrued as of the date of termination. If the agreement is terminated without Cause, then Euronet will be required to pay all compensation and benefits that are due to Mr. Brown under the agreement until the next expiration date of the agreement, which at present is December 2003. If Mr. Brown’s employment with us is terminated by reason of death or disability (as defined in the agreement), he (or his designated beneficiary) will be paid his annual salary at the rate then in effect for an additional one-year period. The agreement includes a provision requiring payment of minimum severance of one year’s salary in the event of dismissal following a “change of control” of Euronet (as defined in the agreement). The agreement also contains certain non-competition, non-solicitation and confidentiality covenants.

We have entered into employment agreements on terms that are the same as those of Mr. Brown’s agreement with Messrs. Henry (President and Chief Operating Officer), Newman (Executive Vice President and General Counsel) and Bergman (Executive Vice President). These agreements include the same duration and expiration dates, termination provisions (including those regarding termination with and without Cause), severance pay on “change of control” and non-competition, non-solicitation and confidentiality provisions. The only differences between these agreements and Mr. Brown’s agreement relate to salary, which we describe in the Summary Compensation Table above.

We do not have an employment agreement with Mr. Jerome.

Benefit Plans

We provide insurance benefits to our officers and other employees, including health, dental, and life insurance, subject to certain deductibles and copayments by employees.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee, which currently consists of four outside directors, administers our executive compensation programs. The Committee is responsible for establishing policies that govern both annual cash compensation and equity ownership programs.

Overview and Philosophy

Our executive compensation policies have the following objectives:

—	To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

—	To align the interests of executive management and stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our stock option plans.

Our compensation package for executives consists of a base salary, annual bonuses based on a combination of corporate and individual performance and stock options, which vest over a period of years.

Compensation Levels in 2002

Base Salary

We set the initial base salary for executives and management-level employees within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. Salary determinations upon hiring depend both upon the executive’s salary at his previous place of employment and upon the individual’s potential value to Euronet as measured by certain subjective non-financial objectives. The non-financial objectives include the individual’s potential and actual contribution to Euronet as a whole, including his or her ability to motivate others, develop the skills necessary to grow as Euronet matures, recognize and pursue new business opportunities and initiate programs to enhance Euronet’s growth and success.

In July 1998, Mr. Brown’s base salary was set at $200,000 and Mr. Henry’s was set at $175,000. Neither salary has been increased since. Base salaries for the other Named Executive Officers also remained unchanged during 2002. With respect to the year 2002, the Committee believed it would not be appropriate to increase base salaries due to Euronet’s poor performance during the year.

Commencing October 15, 2000, Mr. Brown voluntarily waived payment of his salary entirely until further notice and Mr. Henry reduced his salary by 10%, also until further notice. Starting on October 1, 2001, Mr. Henry and Mr. Brown resumed drawing their full salaries, and they drew their full base salaries during the year 2002.

Cash Bonus

We pay two types of cash bonuses: those based on overall company performance and those based on individual performance of the executive concerned. In determining whether a bonus for individual performance is merited, the Committee includes an evaluation of the level of compensation as compared to the level of responsibility of an employee in order to determine whether overall compensation is sufficient to retain highly qualified individuals.

Our cash bonus programs sometimes require, for the payment of a bonus in any given year, that Euronet’s financial results continue to improve in accordance with defined targets during the year following the year for which a bonus was declared. We awarded significant bonuses in March 2002 based on the company’s strong performance during 2001, but many of those bonuses were not actually paid because Euronet’s financial performance did not continue to improve during 2002 as required for their payment. Bonuses that were originally granted in the amount of $80,000 for Mr. Brown and $70,000 for Mr. Henry were reduced to $40,000 and $35,000, respectively, in 2002 for this reason. Bonuses of $52,250 and $20,500 awarded to Messrs. Bergman and Newman were reduced to $39,375 and $15,375 respectively.

Bonuses based on individual performance were paid to Messrs. Bergman, Newman and Jerome in the amounts of $50,000, $31,812 and $43,897, respectively.

Stock Option Programs

Our stock option plans are designed to promote a convergence of long-term interests between our employees and our stockholders and to assist in the retention of executives. During 2002, all option grants were proposed by management and approved by the Board.

The initial grant of options to an executive is designed to be competitive with those of comparable companies for the level of job the executive holds and to motivate the employee to contribute to an increase in our stock price over time. We make additional grants periodically to reflect an executive’s ongoing contributions to our success, to create an incentive to remain with us and to provide a long-term incentive to achieve or exceed our financial goals.

Executives realize gains only if the stock price increases over the exercise price of their options and they exercise their options. Under the general terms of our stock option plans, options are to be granted at an option price equal to the fair market value of the Common Stock on the date of grant. Stock options generally vest over a five-year period in order to encourage key employees to remain with Euronet, but during 2002 Euronet also granted “target vest” options. Target vest options vest immediately in the event our company achieves certain financial targets for a given period, defined by reference to our operating income or loss. If the defined financial targets are not met, these options only vest after seven years of continued employment with Euronet.

In addition, in 2002, we adopted a new type of option, referred to as “matching grant” option, which is tied to the continued ownership by the executive of shares of Common Stock. Under our matching grant program, one option is granted for each share of Common Stock purchased by an executive after a defined date. The exercise price of the options is the closing stock price on the date of the grant. The options vest three years after the date of grant provided the executive has continued to hold the underlying shares purchased. If the executive sells the shares, the option will vest only after seven years of continued employment. The Committee believes that this program encourages executives to hold Common Stock and thereby reinforces the alignment of interests between the management and stockholders.

The table summarizing individual grants of options in these proxy materials indicates the number of options granted to executives during 2002. We granted a higher number of options to our executives this year than in previous years, but the bulk of the options granted to Messrs. Brown, Henry and Newman (120,000, 110,000 and 40,000 options, respectively) were matching grant options. The Committee believes that these options have greater retentive value. All of the other options granted to Messrs. Brown and Henry were target vest options. The remaining options granted to Mr. Newman, and the options granted to Messrs. Bergman and Jerome, were a combination of target vest and five year options.

Benefits

Our executive officers are entitled to receive medical insurance benefits and may participate in our 401(k) plan. We match 50% of participant deferrals on the first 6% of employee deferrals, provided the participant’s deferral is a minimum of 4% of salary. The amounts matched vest over 5 years.

All of our employees are entitled to participate in an Employee Stock Purchase Plan (the “ESPP”) established in June 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code, permits employees to purchase stock from us at a price that is equal to 85% of the trading price on the opening or the closing (at the employee’s option) of certain three-month “offering periods.”

The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary and bonus for 2002 for any of the Named Executive Officers except Messrs. Bergman and Newman.

Conclusion

Through our programs, a significant portion of our executive compensation is linked directly to individual and company performance in furtherance of strategic goals, as well as stock price appreciation. The Committee intends to continue the policy of linking executive compensation to company performance and stockholder return.

Compensation Committee

Thomas A. McDonnell

Eriberto R. Scocimara

M. Jeannine Strandjord

Dr. Andrzej Olechowski

APPROVAL OF THE EURONET WORLDWIDE, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

The Euronet Worldwide, Inc. 2003 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors on January 9, 2003 to become effective February 1, 2003, (subject to stockholder approval) upon expiration of the reserve of shares available for purchase under the Company’s prior employee stock purchase plan.

The Purchase Plan will allow eligible employees of Euronet and its designated affiliates to purchase, through payroll deductions, up to 500,000 shares of Common Stock. The Purchase Plan is designed to retain and motivate the employees of Euronet and its designated affiliates by encouraging them to acquire ownership in Euronet.

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code, as amended (“Section 423”), which allows an employee to defer recognition of taxes when purchasing common shares under such a purchase plan. Approval by Euronet stockholders is required for us to be in compliance with the Internal Revenue Code. The Purchase Plan also permits us to adopt sub-plans for Subsidiary Companies or locations that are designed to be outside of the scope of Section 423 (“Nonqualified Sub-plans”), with all purchases being outside Section 423 if the Purchase Plan does not receive stockholder approval at this Annual Meeting.

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan. A copy of the Purchase Plan is attached as an exhibit to this proxy statement and is available at our address indicated in the header to these proxy materials.

Offering Periods and Purchase Dates

Under the Purchase Plan, four quarterly annual offerings (or such other number as is determined by a Committee established by the Board to administer the Purchase Plan) (each, an “Offering”) of the Common

Stock will be made each year. Generally, each Offering is of three months duration beginning January 1, April 1, July 1, and October 1 of each year. However, the first Offering began on February 1, 2003 and ended on March 31, 2003.

Participation

Eligible employees may elect to participate in one or more of the Offerings by electing payroll deductions during the Offering. The amount of the payroll deductions must be at least $20 per month and cannot exceed $21,500 in any calendar year. Eligible employees participating in Nonqualified Sub-plans may also be permitted to make fixed-dollar contributions to the Purchase Plan. As of April 1, 2003, Euronet had approximately 469 employees who were eligible to participate in the Purchase Plan, and approximately 191 employees participating in the Purchase Plan.

Beginning February 1, 2003, a participant may not purchase more than 3,000 shares of Common Stock during an Offering (subject to the Plan Representative’s discretion to change this limit for future Offerings).

Price

The price per share of the Common Stock sold under the Purchase Plan during an Offering will be 85% of the closing price of the Common Stock on the Nasdaq National Market on the lower of (i) the first day of such Offering and (ii) the last day of such Offering. The amount of stock that may be purchased in each Offering is the maximum number of shares that may be purchased with payroll deductions that have been made during the Offering.

Purchase of Stock

A participant’s option to purchase Common Stock pursuant to the Purchase Plan will be automatically exercised on the last day of each applicable Offering. Before that date, a participant may terminate his or her participation in the Purchase Plan by providing written notice to the Plan Representative. A participant who terminates his or her participation in the Purchase Plan during an Offering will receive a refund of his or her Purchase Plan contributions and will be suspended from participating in the Purchase Plan for the remainder of the Offering and for the next three Offerings. The three-offering suspension does not apply to terminations of participation due to hardship under circumstances set forth in the Purchase Plan.

Other than terminating his or her participation in the Purchase Plan altogether, once an Offering begins, a participant may not change how much he or she has elected to contribute to the Purchase Plan during the Offering.

Eligibility

Any employee who has completed three consecutive months of employment with Euronet or another company that Euronet has approved for participation in the Purchase Plan prior to the commencement of an Offering may participate in an Offering. An employee is ineligible to participate in the Purchase Plan if such employee owns or holds options to purchase or, as a result of participation in the Purchase Plan, would own or hold options to purchase Euronet shares exceeding five per cent or more of the total combined voting power or value of all classes of Euronet stock.

Transferability

Options under the Purchase Plan may not be assigned, transferred, pledged, or otherwise disposed of except by will or in accordance with the laws of descent and distribution.

Employment Termination

If a participant’s employment terminates for any reason, his or her payroll deductions or contributions will be refunded, and the participant will have up to thirty days to transfer stock from the Purchase Plan to himself or herself, a designated beneficiary, or a broker. If the participant’s Common Stock is not so transferred, a stock certificate will be issued and mailed to the participant.

Amendment or Termination of the Purchase Plan

The Board may at any time amend or terminate the Purchase Plan, except to the extent required under Section 423 of the Code (currently, for example, the approval of the stockholders of Euronet is required to increase the number of shares of Common Stock authorized for purchase under the Purchase Plan or change the class of employees eligible to receive options under the Purchase Plan, other than to designate additional affiliates as eligible subsidiary corporations for the Purchase Plan.

Change in Euronet Capital Structure

If there is any change in the shares of Euronet as a result of a merger, consolidation, reorganization, recapitalization, declaration of stock dividends, stock split, combination of shares, exchange of shares, change in corporate structure, or similar event, appropriate adjustments will be made to the class and number of shares that the Purchase Plan may issue, the class and number of shares each participant may purchase, and the class and number of shares and the price per share under each outstanding purchase right.

U.S. Federal Income Tax Consequences

Employees generally have tax consequences associated with participation in the Purchase Plan. In the U.S., no taxable income will be recognized by a participant until the sale or other disposition of the shares of Common Stock acquired under the Purchase Plan. At that time, a participant generally will recognize ordinary income and capital gains. When the shares are disposed of by a participant two years or more after the beginning of the Offering in which the shares were purchased, he or she will recognize ordinary income equal to the lesser of (i) the excess of the Fair Market Value of the shares on the purchase date over the purchase price (the “Discount”) or (ii) the excess of the Fair Market Value of the shares at disposition over the purchase price. When shares are disposed of after less than two years (in what is known as a “disqualifying disposition”), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the Purchase Plan, ordinary income must be recognized in the year of death as though the shares had been sold.

In the cases discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on whether the holding period is 12 months or less, or more than 12 months.

Net capital gains from the disposition of capital stock held more than 12 months are currently taxed at a maximum federal income tax rate of 20% and net capital gains from the disposition of stock held not more than 12 months is taxed as ordinary income (maximum rate of 38.6%). However, limitations on itemized deductions and the phase-out of personal exemptions may result in effective marginal tax rates higher than 20% for net capital gains and 38.6% for ordinary income.

Euronet is entitled to tax deductions in the U.S. for shares issued under the Purchase Plan only in the event of disqualifying dispositions. For disqualifying dispositions in the U.S., Euronet is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares. The Purchase Plan will not meet the requirements in Section 162(m) of the Internal Revenue Code of 1986, which means that there will be no deductions for disqualifying dispositions by Euronet’s Chief Executive Officer and four most highly paid other executive officers.

The tax results under tax laws in foreign jurisdictions may differ substantially from those discussed above. All affected individuals should seek advice from their own counsel.

Equity Compensation Plan Information

The table below sets forth information with respect to shares of Euronet Common Stock that may be issued under our equity compensation plans as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,859,164	$7.26	486,392
Equity compensation plans not approved by security holders	—	—	—

Total	5,859,164	$7.26	486,392

Approval of Proposal

Approval of the Purchase Plan requires the affirmative vote of holders of a majority of the Common Stock present and represented at the Annual Meeting.

The Board of Directors recommends that the stockholders vote “FOR” approval of the Euronet Worldwide, Inc. 2003 Employee Stock Purchase Plan.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

KPMG billed us aggregate fees of $470,013 for the audit of our annual financial statements and for reviews of the financial statements included in our Forms 10-Q, all for the year ended December 31, 2002.

Financial Information Systems Design and Implementation

No fees were billed during 2002 for Financial Information Systems Design and Implementation.

All Other Fees

For 2002, KPMG (which includes all KPMG entities) billed $106,627 in fees for all services other than those described above. These fees included $99,627 for non-audit fees consisting of tax compliance and tax advisory services, and $6,640 relating to other services. The Audit Committee has considered whether the provision of these other services is compatible with maintaining KPMG’s independence and has determined that it is compatible.

Ratification of Appointment

We employed KPMG to perform the annual audit and to render other services for 2002. Representatives of KPMG will be available by telephone conference at the Annual Meeting to answer questions and discuss any matter pertaining to the report of Independent Public Accountants contained in the 2002 Annual Report to Stockholders, which is being sent to Euronet’s stockholders at the same time as this proxy statement. Representatives of KPMG will have the opportunity to make a statement, if they desire to do so.

Approval of Proposal

The ratification of the appointment of KPMG as our auditors for 2003 will require the affirmative vote of holders of a majority of our shares outstanding on the Record Date.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG as Euronet’s independent auditors for the fiscal year ending December 31, 2003.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the total cumulative return on the Common Stock from January 1, 1998 through December 31, 2002 with the Center for Research in Security Prices (“CRSP”) Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the “Market Group”) and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Financial Stocks (the “Peer Group”). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume the value of an investment in the Common Stock, the Market Group and the Peer Group was $100 on January 1, 1998. Our Common Stock is traded on the Nasdaq National Market under the symbol EEFT.

Notes

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.0 on 12/31/1997.

OTHER MATTERS

The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board,

Jeffrey B. Newman

Executive Vice President,

General Counsel and Secretary

April 25, 2003

EXHIBIT A

EURONET WORLDWIDE, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

INTRODUCTION

1.01 Purpose. The Euronet Worldwide, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Euronet Worldwide, Inc. (the “Company”) and its Eligible Subsidiary Companies (as defined below) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company.

1.02 Rules of Interpretation. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE II

DEFINITIONS

2.01 “Board” shall mean the Board of Directors of the Company.

2.02 “Compensation” shall mean the gross cash compensation (including, wage, salary and overtime earnings) paid by the Company or any Eligible Subsidiary Company to a participant in accordance with the terms of employment, but excluding all bonus payments, expense allowances and compensation paid in a form other than cash.

2.03 “Committee” shall mean the individuals described in Article XI.

2.04 “Eligible Subsidiary Company” shall mean each Subsidiary Company the employees of which are entitled to participate in the Plan, as listed or referred to on Schedule 2.03 hereto, subject to the discretion of the Board or the Plan Representative at any time and from time to time to approve changes the designations within Schedule 2.03 from among a group consisting of Subsidiary Companies.

2.05 “Employee” shall mean any person employed by the Company or any Eligible Subsidiary Company, including any full-time, part-time or temporary employee.

2.06 “Fair Market Value” shall mean as of any date, the value of Common Stock of the Company determined as follows:

(a)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(b)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.07 “Plan Representative” shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

2.08 “Subsidiary Company” shall mean any present or future corporation which is or becomes a “Subsidiary Company” of the Company as that term is defined in Section 424 of the Code.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01 Initial Eligibility. Each Employee who shall have completed three consecutive months of employment with the Company or any corporation or entity acquired by the Company or any Eligible Subsidiary Company and shall be employed by the Company or any Eligible Subsidiary Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in Offerings (as defined below) under the Plan which commence after such three-month period has concluded. Persons who are not Employees shall not be eligible to participate in the Plan.

3.02 Restrictions on Participation. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

(a)	if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

(b)	which permits such Employee’s rights to purchase stock under all employee stock purchase plans (as that term is defined in Section 423(b) of the Code) of the Company to accrue at a rate which exceeds $25,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.03 Commencement of Participation. An eligible Employee may become a participant by completing an enrollment form provided by the Company and filing the completed form with the Plan Representative on or before the filing date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the next following Offering (as such terms are defined below), unless a later time for submission of the form is set by the Committee for all eligible Employees with respect to a given Offering Period. Payroll deductions for a participant shall commence on the next following Offering Commencement Date after the Employee’s authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant’s earlier termination of participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or such participant’s earlier termination of participation in the Plan pursuant to Article VIII below.

ARTICLE IV

STOCK SUBJECT TO THE PLAN AND OFFERINGS

4.01 Stock Subject to the Plan. Subject to the provisions of Section 12.04 of the Plan, the Board shall reserve initially for issuance under the Plan an aggregate of five hundred thousand (500,000) shares of the Company’s common stock (the “Common Stock”), which shares shall be authorized but unissued shares of Common Stock. If, on a given Offering Termination Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Committee shall make a pro rata allocation of the shares remaining available for purchase in as uniform manner as shall be practicable and as it shall determine to be equitable. The Board may from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan; provided, however, that at no time shall the number of shares of Common Stock reserved be greater than permitted by applicable law.

4.02 Offerings. The Plan shall be implemented by a series of Offerings of the Company’s Common Stock (the “Offerings”) of three (3) months duration, with new Offerings commencing on or about January 1, April 1, July 1 and October 1 of each year (or at such other dates as the Committee shall determine); provided that the first Offering will be for the period commencing February 14, 2003 and ending March 31, 2003. The first day of each Offering shall be deemed the “Offering Commencement Date” and the last day the “Offering Termination Date” for such Offering. The Committee shall have the power to change the duration and/or the frequency of future Offerings without stockholder approval if such change is announced at least five (5) days prior to the beginning of the first Offering to be affected and the duration of such Offering does not exceed twenty-seven (27) months. Each Offering shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted options to purchase shares of Common Stock under the Plan shall have the same rights and privileges. The Plan shall continue until terminated in accordance with Section 12.05.

ARTICLE V

PAYROLL DEDUCTIONS AND SUBSCRIPTIONS

5.01 Amount of Deduction. The form described in Section 3.03 will permit a participant to elect during each Offering (except Offerings as to which the participant is suspended from participating in accordance with Section 8.02) payroll deductions to occur in an amount determined by the participant. In addition, for each Eligible Subsidiary Company that establishes a sub-plan pursuant to Section 11.04(b), the Plan Representative may in its discretion permit employees of the Eligible Subsidiary Company to subscribe to pay the Company a fixed dollar amount in one payments completed on or before the Offering Termination Date. In all cases, the amount of each participant’s payroll deductions or subscriptions may be limited in order to comply with the requirements of Section 3.02(b).

5.02 Participant’s Account. All payroll deductions and payments made for or by a participant pursuant to Section 5.01 shall be credited to an account established for such participant under the Plan.

5.03 Changes in Payroll Deductions and Payments. A participant may reduce or increase future payroll deductions or payments made pursuant to Section 5.01 by filing with the Plan Representative a form provided by the Company for such purpose. The effective date of any increase or reduction in future payroll deductions or payments pursuant to Section 5.01 will be the next Offering Commencement Date that both succeeds processing of the change form and involves an Offering in which the participant is eligible to participate, taking into account any suspension of participation that Section 8.02 requires. A participant’s changed enrollment election pursuant to Section 5.01 shall remain in effect for successive Offerings unless terminated as provided in Section 8.01.

ARTICLE VI

GRANTING OF OPTION

6.01 Number of Option Shares. On or prior to the Offering Commencement Date, the Committee shall specify a maximum number of shares of Common Stock that may be purchased by each participant during the Offering subject to any adjustment pursuant to Section 12.04, the limitations of Section 3.02(b) and 4.01, and any suspensions of participation pursuant to Section 8.02. For each Offering commencing on or after February 14, 2003, the maximum number of shares which may be purchased by each participant during the Offering shall not exceed 3,000 shares (subject to the discretion of the Plan Representative to increase or decrease this limit on a prospective basis, through advance written notice to Plan participants).

6.02 Offering Price. The option price of Common Stock purchased with payroll deductions made during any Offering (the “Offering Price”) for a participant therein shall be the lesser of:

(a)	85% of the Fair Market Value of the shares of Common Stock on the Offering Commencement Date, or

(b)	85% of the Fair Market Value of the shares of Common Stock on the Offering Termination Date.

ARTICLE VII

EXERCISE OF OPTION

7.01 Automatic Exercise. Each Plan participant’s option for the purchase of stock with payroll deductions (or payments pursuant to Section 5.01) made during any Offering will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of shares of Common Stock which the accumulated payroll deductions and payments pursuant to Section 5.01 in the participant’s account at the time will purchase at the applicable Offering Price (but not in excess of the number of shares for which outstanding options have been granted to the participant pursuant to Section 6.01).

7.02 Withdrawal of Account. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions (and contributions pursuant to Section 5.01) in his or her account; provided, however, that a participant’s accumulated payroll deductions (and contributions pursuant to Section 5.01) shall be refunded to the participant as and to the extent specified in Section 8.01 below upon termination of such participant’s participation in the Plan.

7.03 Fractional Shares. Fractional shares of Common Stock may be issued under the Plan.

7.04 Exercise of Options. During a participant’s lifetime, options held by such participant shall be exercisable only by such participant.

7.05 Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant in such Offering, as appropriate, the shares of Common Stock purchased therein upon exercise of such participant’s option. The Company may deliver such shares in certificated or book entry form, at the Company’s sole election.

7.06 Stock Transfer Restrictions. The Plan is intended to satisfy the requirements of Section 423 of the Code. A participant will not obtain the benefits of this provision if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Offering Commencement Date or within one (1) year from the date such Common Stock is purchased by the participant, whichever is later.

ARTICLE VIII

WITHDRAWAL

8.01 In General. A participant may stop participating in the Plan at any time by giving written notice to the Plan Representative. Upon processing of any such written notice, no further payroll deductions will be made from the participant’s Compensation during such Offering or thereafter, unless and until such participant elects to resume participation in the Plan, in accordance with Section 8.02 hereof, by providing written notice to the Plan Representative pursuant to Section 3.03 above. Such participant’s payroll deductions and payments accumulated pursuant to Section 5.01 prior to processing of such notice shall be applied toward purchasing shares of Common Stock in the then-current Offering as provided in Section 7.01 above. Any cash balance remaining after the purchase of shares in such Offering shall be refunded promptly to such participant.

8.02 Effect on Subsequent Participation. A participant’s withdrawal from an Offering pursuant to Section 8.01 (including as a deemed withdrawal a participant’s failure to make all subscription payments required pursuant to Section 5.01 on or before an Offering Termination Date) will result in the participant’s suspension from Plan participation for the remaining of the Offering and for the subsequent three Offerings. The participant’s suspension will not thereafter have any effect upon such participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company and for which such participant is otherwise eligible.

8.03 Termination of Employment. Upon termination of a participant’s employment with the Company or any Eligible Subsidiary Company (as the case may be) for any reason, including retirement or death, then –

(i) any shares that the Company or the Plan holds for the participant pursuant to the Plan will be issued and delivered to the participant (or the participant’s estate in the event the particiant is deceased) unless the Plan Representative determines in its discretion that the participant has before such employment termination date provided directions (in a form and manner acceptable to the Plan Representative) that are sufficient and timely to permit a transfer of such shares within the thirty-day period following the participant’s termination of employment; and

(ii) the participant’s payroll deductions and contributions accumulated pursuant to Section 5.01 prior to such termination, if any, shall be refunded to him or her, or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and his or her participation in the Plan shall be deemed to be terminated.

ARTICLE IX

INTEREST

9.01 Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any participant Employee.

ARTICLE X

STOCK

10.01 Participant’s Interest in Option Stock. No participant will have any interest in shares of Common Stock covered by any option held by such participant until such option has been exercised as provided in Section 7.01 above.

10.02 Registration of Stock. Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Representative prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

10.03 Restrictions on Exercise. The Committee may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of such option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

(a)	a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b)	the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

ARTICLE XI

ADMINISTRATION

11.01 Appointment of Committee. The Board shall appoint a committee (the “Committee”) to administer the Plan, which shall consist solely of no fewer than three “non-employee directors” (as defined in Rule 16b-3(a)(3) promulgated under the Securities Act of 1933, as amended).

11.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provision of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination of the foregoing matters shall be conclusive. Without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to limit the frequency and/or number of changes in the amount withheld during an Offering, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.

11.03 Rules Governing the Administration of the Committee. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its chairman, shall hold its meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. All determinations of the Committee shall be made by a majority of its members. A decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04 Rules For Foreign Jurisdictions And Non-423 Plan.

(a)	Local Rules and Procedures. The Company may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Company is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

(b)	Sub-Plans. The Company may also adopt sub-plans applicable to particular Subsidiary Companies or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. Schedule 11.04(b) hereto designates all Subsidiary Companies that are establishing sub-plans as of the Effective Date. These Subsidiary Companies are becoming Eligible Subsidiary Companies as of the Effective Date for all purposes of the Plan except they are not adopting the Plan pursuant to Code section 423 and are therefore outside its scope.

ARTICLE XII

MISCELLANEOUS

12.01 Designation of Beneficiary. A participant may file with the Plan Representative a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash under the Plan upon the participant’s death. Such designation of beneficiary may be changed by the participant at any time by written notice to the

Plan Representative. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant’s death of a beneficiary validly designated by the participant under the Plan, and subject to Article VIII above concerning withdrawal from the Plan, the Company shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to the participant under the Plan.

12.02 Transferability. Neither payroll deductions or payments credited to any participant’s account pursuant to Section 5.01 nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

12.03 Use of Funds. All payroll deductions and payments received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

12.04 Adjustment Upon Changes in Capitalization.

(a)	If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the Offering Price or Prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted. No such adjustments shall be made for or in respect of stock dividends. For purposes of this paragraph, any distribution of shares of Common Stock to shareholders in an amount aggregating 20% or more of the outstanding shares of Common Stock shall be deemed a stock split, and any distribution of shares aggregating less than 20% of the outstanding shares of Common Stock shall be deemed a stock dividend.

(b)	Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option, for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

12.05 Amendment and Termination.

(a)	The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 12.04, no such termination can affect options previously granted, provided that an Offering may be terminated by the Board on any Offering Termination Date if the Board determinates that the termination of the Offering or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 12.04 and this Section 12.05, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b)	In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Offering Price for any Offering, including an Offering underway at the time of the change in the Offering;

(ii)	shortening any Offering so that Offering ends on a new Offering Termination Date, including an Offering underway at the time of the Board action; and

(iii)	allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any participants.

12.06 Effective Date. The Plan shall become effective as of February 14, 2003, regardless of whether or not the Plan receives approval by the holders of a majority of the shares of Common Stock present and represented at any special or annual meeting of the shareholders of the Company duly held within 12 months after adoption of the Plan (because such approval is being sought solely in order for the Plan to meet the requirements of Section 423 of the Code).

12.07 No Employment Rights. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Company, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary Company’s right to terminate, or otherwise modify, any employee’s employment at any time.

12.08 Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.09 Governing Law. The law of the State of Delaware will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

                             EURONET WORLDWIDE, INC.
                  FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 2003

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET
WORLDWIDE, INC. The undersigned holder of shares of Common Stock of Euronet hereby appoints Michael J. Brown, Chairman and Chief Executive Officer, or
failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, as
proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of Euronet to be held on
Wednesday May 28, 2003 at 2:00 p.m. (Central time), at the offices of Euronet at
4601 College Bou7leveard, Suite 300, Leawood, Kansas 66211, USA and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to Euronet.

      This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each of the nominees set forth below and each of the proposals indicated below.

      Without limiting the general powers hereby conferred, with respect to
Euronet's proposal to elect directors, the shares of Common Stock represented by this proxy are to be:

      DIRECTORS

1.    Nominees:   (01)  Thomas A. McDonnell
                  (02)  Daniel R. Henry
                  (03)  Paul S. Althesen

[ ]   VOTED FOR ALL NOMINEES

[ ]   WITHHOLD ALL NOMINEES

[ ]   FOR ALL EXCEPT AS WRITTEN: ____________________

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
"For All Except" box and strike a line through the nominee's name in the list below. You shall consent to the election of the remaining nominee.

PROPOSALS

2.    Proposal to approve the Euronet Worldwide, Inc. 2003 Employee Stock
      Purchase Plan.

[ ]   Voted For
[ ]   Voted Against
[ ]   Abstain

3.    Proposal to ratify the selection of KPMG as independent auditors for 2003.

[ ]   Voted For
[ ]   Voted Against
[ ]   Abstain

Please indicate your proposal selection by placing an "X" in the appropriate numbered box with blue or black ink only.

      Please sign exactly as your name(s) appear(s) on the books of Euronet.
When shares of Common Stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

Signature:  _____________________________  Date: __________________________

Signature:  _____________________________  Date: __________________________